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Exhibit 21.1

List of Subsidiaries

Subsidiary	State of Incorporation
Assignment America, Inc.	Delaware
TVCM, Inc.	Delaware
Cejka & Company	Delaware
Cross Country Local, Inc. (f/k/a Flex Staff, Inc.)	Delaware
CC Staffing, Inc.	Delaware
Cross Country Seminars, Inc.	Delaware
NovaPro, Inc.	Delaware
E-Staff, Inc.	Delaware
Clinforce, Inc.	Delaware
Cross Country Travcorps, Inc.	Delaware
Cross Country Travcorps Inc. Limited	New Zealand
Vendor Management Solutions, Inc.	Delaware
Cross Country Consulting, Inc.	Delaware

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  Exhibit 21.1
List of Subsidiaries